                     IN THE UNITED STATES BANKRUPTCY COURT

                         FOR THE DISTRICT OF DELAWARE

In re:                                       )
                                             )  Chapter 11
UNITED FINANCIAL GROUP, INC.,                )
                                             )  Case No. 97-54 (HSB)
                        Debtor.              )

                            PLAN OF REORGANIZATION

        United Financial Group, Inc. ("UFG" or the "Debtor") hereby proposes this Plan of Reorganization under chapter 11 of title 11 of the United States Code. This Plan is submitted pursuant to a Settlement Agreement, dated as of December 9, 1995, by and among the Debtor, the FDIC (as defined hereinbelow), OTS (as defined hereinbelow), FTC (as defined hereinbelow) and Nu-West (as defined hereinbelow) (the "Settlement Agreement").

                                   ARTICLE I
                                   ---------

                                  DEFINITIONS

        Unless the context requires otherwise, the following terms shall have the meanings set forth below when used in initially-capitalized form in this Plan. Any term used in this Plan and not defined herein, but defined in the Bankruptcy Code, has the meaning given to such term in the Bankruptcy Code. To the extent terms are defined other than in Article I of this Plan, capitalized terms used herein shall have the meanings set forth in such other Section or Article of this Plan.

        1.1 Administrative Claim. Collectively, any cost or expense of administration of the Chapter 11 Case allowed pursuant to (S) 503(b) of the Bankruptcy

Code and referred to in (S) 507(a)(1) of the Bankruptcy Code, including, without limitation, any actual and necessary costs and expenses incurred after the commencement of the Chapter 11 Case, compensation for legal and other services, and reimbursement of other expenses allowed under (S)(S) 330(a) and 331 of the Bankruptcy Code.

        1.2 Administrative Claimants' Fund. A fund in the amount of not less than $100,000, which shall be established by Debtor on or before the Distribution Date for the purpose of making distributions to holders of Administrative Claims pursuant to Sections 3.2 and 3.3 hereunder.

        1.3 Allowed. With respect to Claims, (a) any Claim against the Debtor, proof of which was timely filed with the Clerk of the Bankruptcy Court or by order of the Bankruptcy Court was not required to be filed, or (b) any Claim that has been, or hereafter is, listed in the Schedules filed by the Debtor as liquidated in amount and not disputed or contingent; provided in both such cases that either (i) no objection to the allowance thereof, in whole or in part, has been filed within the time fixed by the Bankruptcy Court for the filing of such objections, or (ii) an objection has been filed and the Claim has been allowed by a Final Order (but only to the extent so allowed). If an objection to allowance has been filed, the Claim shall be an Allowed Claim to the extent of the amount that is not in dispute. Unless otherwise expressly specified in this Plan, an Allowed Claim shall not include interest on such Claim from and after the Filing Date; and provided further that if FDIC and OTS do not receive the Distribution contemplated by Section 4.2.2 hereinbelow within ten (10) business days after the Effective Date, interest shall accrue on such amount from and after the Effective Date at the annual rate for one (1) year United States Treasury Bills as reported under "Money Rates" in The Wall Street Journal as of the Effective Date.

        1.4     Allowed Priority Claim.  A Priority Claim to the extent it is
Allowed.

        1.5     Allowed Secured Claim.  A Secured Claim to the extent it is
Allowed.

        1.6 Allowed Unsecured Claim. An Unsecured Claim to the extent it is Allowed.

        1.7 Assets. All property of any nature whatsoever, real or personal, tangible or intangible, owned by the Debtor as set forth in (S) 541 of the Bankruptcy Code.

        1.8 Ballot. The form or forms that will be distributed along with the Disclosure Statement to holders of Claims in classes that are impaired under this Plan with which the holders of Impaired Claims or Interests may use to vote to accept or reject the Plan.

        1.9 Bankruptcy Code. Title 11 of the United States Code, as now in effect or hereafter amended.

        1.10 Bankruptcy Court. The United States Bankruptcy Court for the District of Delaware and the United States District Court for the District of Delaware with respect to any proceeding or portion of the Chapter 11 Case as to which it has withdrawn reference.

        1.11 Bankruptcy Rules. The Federal Rules of Bankruptcy Procedure, as now in effect or hereafter amended.

        1.12 Cash. Cash, cash equivalents and other readily marketable securities, instruments or notes.

        1.13 Causes of Action. Any and all of the Debtor's actions, causes of action (including, without limitation, any causes of action under (S)(S) 502, 510, 542, 544, 547, 548, 549 or 550 of the Bankruptcy Code), liabilities, suits, debts, sums of money, accounts, reckonings, covenants, contracts, controversies, agreements, promises, rights, variances, trespasses, damages, judgments, executions, claims, objections to Claims and demands whatsoever, whether known or unknown, in law, equity or otherwise.

        1.14 Chapter 11 Case. UFG's Chapter 11 case pending before the Bankruptcy Court as Case No. 97-__ (HSB).

        1.15 Claim. Any right to (a) payment from the Debtor, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured, or (b) an equitable remedy for breach of performance if such breach gives rise to a right to payment from the Debtor, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured, or unsecured.

        1.16    Claimant.  The holder of a Claim.

        1.17 Confirmation Date. The date on which the Bankruptcy Court enters the Confirmation Order.

        1.18 Confirmation Order. The order of the Bankruptcy Court confirming this Plan.

        1.19    Creditor.  Any Person that holds a Claim.

        1.20    Debtor.  United Financial Group, Inc.

        1.21 Disallowed Claim. Every Claim or portion thereof that (a) is scheduled by the Debtor as disputed, contingent or unliquidated and in respect of which a proof of claim is not timely filed, or (b) is not listed in the Schedules filed by the Debtor and in respect of which a proof of claim is not timely filed, or
(c) has been disallowed by a Final Order.

        1.22 Disclosure Statement. The Disclosure Statement prepared in connection with this Plan pursuant to (S) 1125 of the Bankruptcy Code, as such document may be modified or amended from time to time, including all exhibits and attachments thereto.

        1.23 Disputed Claim. Any Claim (a) that is scheduled by the Debtor as disputed, contingent or unliquidated, or (b) proof of which has been filed and an objection to the allowance thereof, in whole or in part, has been or is filed with the Clerk of the Bankruptcy Court within the time fixed by the Bankruptcy Court for the filing of such objections and which objection has not been (i) withdrawn or settled or (ii) determined by a Final Order. To the extent an objection relates to the allowance of only a part of a Claim, that claim shall be a Disputed Claim only to the extent of the objection. The non-disputed portion shall be treated as an Allowed Claim. Any portion of a Disputed Claim that is withdrawn, settled or released or determined by a Final Order and that does not thereby become an Allowed Claim shall automatically be a Disallowed Claim.

        1.24 Distribution. The cash, stock or other property to be distributed under this Plan to holders of Allowed Claims.

        1.25    Distribution Date.  The Effective Date.

        1.26 Effective Date. The date the Confirmation Order becomes a Final Order, and all conditions precedent herein have been properly met or waived, it being understood that the effectiveness of this Plan shall be contemporaneous therewith.

        1.27 FDIC. The Federal Deposit Insurance Corporation as manager of the FSLIC Resolution Fund, as successor to FSLIC as receiver of the USAT, and in its corporate and other capacities.

        1.28 FDIC Claims. All Claims of FDIC against UFG, including the Net Worth Claim and the Tax Refund Claim.

        1.29 Final Order. An order of the Bankruptcy Court that has not been reversed, stayed, modified or amended and as to which the time to appeal, petition for certiorari, or seek reargument or rehearing has expired or as to which any right to appeal, petition for certiorari or seek reargument or rehearing has been waived in writing in a manner satisfactory to the Debtor, or if such order is appealed, or reargument, certiorari or rehearing has been sought, the order or judgment has been affirmed by the highest court to which the order was appealed or certiorari is denied and no further appeal or petition for certiorari can be taken or granted.

        1.30    FSLIC.  The Federal Savings and Loan Insurance Corporation.

        1.31 FTC. First Trust of California National Association ("FTC"), as successor to Bank of America National Trust and Savings Association, not in its corporate capacity but solely as Indenture Trustee under that certain Indenture dated as of June 1, 1978, as amended and supplemented, acting on behalf of the holders of UFG's 9% Secured Sinking Fund Debentures issued in connection with an acquisition by Houston First, a predecessor of USAT.

        1.32 FTC Claim. The Claim of FTC for repayment of the principal and any other sums due on UFG's 9% Secured Sinking Fund Debentures referred to in
Section 1.31 hereinabove.

        1.33 Government Allowed Priority Claim. The definition ascribed to such term in Section 4.2.2 hereunder.

        1.34 Government/FTC/Nu-West Allowed Unsecured Claim. The definition ascribed to such term in Section 4.3.2 hereunder.

        1.35 Impaired. (a) With respect to any class of Claims or Interests, the treatment under this Plan of any or all Claims or Interests within such class that alters the legal, equitable and/or contractual rights to which such Claims or Interests entitle the holders thereof, or (b) with respect to any class of Claims, this Plan does not provide for cash payments on the Distribution Date equal to the allowed amount of each Claim, or (c) with respect to the class of Interests, this Plan does not provide for cash payments on the Distribution Date equal to the greater of (i) any fixed liquidation preference to which the terms of any security representing any Interest entitles the holder, or (ii) any fixed price at which the Debtor, under the terms of such security, may redeem such security from such holder, or (d) with respect to any class of Claims or Interests, this Plan does not otherwise meet the requirements of (S) 1124 of the Bankruptcy Code.

        1.36 Interests. The rights of holders of any of UFG's issued and outstanding capital stock.

        1.37 Net Worth Claim. All Claims against UFG belonging to FDIC and/or OTS arising out of UFG's alleged failure to comply with a signed, written commitment to maintain the net worth of USAT at a level consistent with that required by 12 C.F.R. (S) 563.13(b), which FDIC and OTS assert are Priority Claims under (S)(S) 507(a)(9) and 365(o) of the Bankruptcy Code, in an amount not less than $150,000,000, exclusive of interest.

        1.38 New Common Stock. One share of common stock, par value $.01 per share, authorized by the amended and restated certificate of incorporation of the Reorganized Debtor, which is to be distributed by the Debtor on the Effective Date to be held in trust for creditors of UFG.

        1.39    Nu-West.  Nu-West Florida, Inc.

        1.40 Nu-West Claim. The Claim of Nu-West for repayment of principal and accrued dividends owing under a Preferred Stock Purchase Agreement, dated December 16, 1982, with respect to 58,725 shares of UFG Series B $13 Cumulative Preferred Stock.

        1.41    OTS.  The Office of Thrift Supervision.

        1.42 OTS Claim. All claims of OTS against UFG, Including, but not limited to, the New Worth Claim.

        1.43 Party in Interest. The Debtor, a creditors' committee, a Creditor, an equity securityholder or an indenture trustee.

        1.44 Person. An individual, corporation, partnership, joint venture, trust, estate, unincorporated company or association, governmental unit or any other form of legal entity.

        1.45    Petition Date.  January 14, 1997.

        1.46 Plan. This Plan of Reorganization, including, without limitation, any and all exhibits attached hereto, and any duly filed amendments or modifications hereto.

    1.47 Priority Claim. Any Claim other than an Administrative Claim to the extent entitled to priority in right of payment under (S) 507(a) of the Bankruptcy Code, except Claims under (S) 507(a)(1), (S) 507(a)(8) thereof.

    1.48 Professional Persons. Attorneys, accountants, appraisers, auctioneers, or other professionals within the meaning of (S) 327 of the Bankruptcy Code employed by the Debtor with the approval of the Bankruptcy Court.

    1.49 Reorganized Debtor. UFG on and after the Effective Date.

    1.50 Schedules. The schedules of assets and liabilities filed by the Debtor with the Bankruptcy Court as they may be amended or supplemented from time to time in accordance with Bankruptcy Rule 1009.

    1.51 Secured Claim. A Claim to the extent of the amount of such Claim that is secured by a valid, unavoidable lien on or against the Assets.

    1.52 Tax Claim. Tax Claim shall mean any Allowed Claim of a governmental unit (including the Internal Revenue Service) for taxes entitled to priority status pursuant to (S) 507(a)(8) of the Bankruptcy Code, it being understood and agreed that any "Tax Claim" shall not include the Tax Refund Claim.

    1.53 Tax Refund Claim. All Claims against UFG belonging to FDIC and arising out of UFG's alleged failure to remit to USAT federal consolidated income tax refunds that are alleged to be attributable to the earnings history of USAT, and asserted by FDIC to be in an amount of not less than $12,000,000, inclusive of alleged interest.

    1.54 Unsecured Claim. A Claim to the extent of the amount of such Claim that is neither secured by a valid unavoidable lien on or in the Debtor's Assets nor based on a right of setoff pursuant to (S) 553 of the Bankruptcy Code.

    1.55 Unsecured Creditor's Fund. A fund established from all of the Assets of Debtor remaining after (i) the establishment of the Administrative Claimants' Fund and (ii) distributions to holders of Class 1 Secured Claims and Class 2 Priority Claims have been made. The Unsecured Creditors' Fund shall be established on or before the Distribution Date for the purpose of making Distributions to holders of Class 3 Allowed Unsecured Claims pursuant to Article IV hereunder.

    1.56 USAT. United Savings Association of Texas.

                                  ARTICLE II
                                  ----------

                    CLASSIFICATION OF CLAIMS AND INTERESTS

    2.1 Designation of Classes of Claims and Interests. The following is a designation of classes of Claims and Interests. Claims and expenses of Professional Persons and other Administrative or Tax Claims of the kind specified in (S) 507(a)(1), (S) 507(a)(2) or (S) 507(a)(8) of the Bankruptcy Code have not been classified and are excluded from the following classes in accordance with (S) 1123(a)(1) of the Bankruptcy Code. The treatment of such Claims is set forth in Article III hereof.

    2.2  Class 1 (Secured Claims). All Allowed Secured Claims.

    2.3  Class 2 (Priority Claims). All Allowed Priority Claims.

    2.4  Class 3 (Unsecured Claims). All Allowed Unsecured Claims.

    2.5  Class 4 (Interests). Any Interest in the Debtor.

                                  ARTICLE III
                                  -----------

                     TREATMENT OF ADMINISTRATIVE EXPENSES
                          AND CERTAIN PRIORITY CLAIMS

    3.1 Aggregate Administrative Claim Distribution. The amount of $100,000 shall be deposited into the Administrative Claimants' Fund. The aggregate of distributions pursuant to sections 3.2 and 3.3 hereinbelow will not exceed $100,000 without the prior written approval of FDIC and OTS, which approval shall not be unreasonably withheld. Pursuant to the Settlement Agreement, the Debtor shall provide twenty (20) business days prior written notice to FDIC and OTS of any anticipated disbursement(s) or payment(s) that will cause the Debtor to exceed the $100,000 amount. If the FDIC or OTS withholds approval for additional deposit(s) to the Administrative Claimants' Fund exceeding $100,000 and the Debtor believes such withholding(s) of consent is (are) unreasonable, the Debtor may move before the Court for authority to make such additional deposit(s) to the Administrative Claimants' Fund.

    3.2 Claims and Expenses of Professional Persons. Those Professional Persons and other persons who may be entitled to an allowance of compensation and reimbursement of expenses pursuant to (S) 503(b)(2) of the Bankruptcy Code shall be paid exclusively from the Administrative Claimants' Fund in Cash the amount awarded to such Professional Persons or other Persons by order of the Bankruptcy Court as soon as practical (i) in accordance with prior orders of the Bankruptcy Court, or (ii) after the date on which the Bankruptcy Court enters an order awarding the compensation or reimbursement of expenses to such Profession Persons or other Persons.

    3.3 Other Claims. Each holder of an Allowed Administrative Claim (other than a Claim of a Professional Person) shall be paid in Cash exclusively from the Administrative Claimants' Fund the amount of such Allowed Claim on the later of (a) the Distribution Date or (b) thirty (30) days after the date such claim becomes an Allowed Administrative Claim, unless the holder shall agree to different treatment of such Claim or unless the ordinary business terms applicable to any such obligation would permit otherwise, in which event it shall be paid in accordance with such terms.

    3.4 Tax Claims under (S) 507(a)(8) of the Bankruptcy Code. Each holder of a Tax Claim entitled to priority under (S) 507(a)(8) of the Bankruptcy Code shall be paid in Cash the amount of such Allowed Claim on the later of (a) the Distribution Date or (b) thirty (30) days after the date such Claim becomes an Allowed Tax Claim, as applicable, whichever is later, unless the holder shall have agreed to different treatment of such Claim or unless the ordinary business terms applicable to any such obligation would permit otherwise, in which event it shall be paid in accordance with such terms.

                                  ARTICLE IV
                                  ----------

                 TREATMENT OF CLASSES OF CLAIMS AND INTERESTS

    4.1 Class 1 Secured Claims. Debtor believes that there are no Secured Claims. However, to the extent that there may be Allowed Secured Claims, each holder of an Allowed Class 1 Claim will be paid in the full amount of such Claim as soon as practical after the Effective Date, either by (i) payment in Cash, (ii) abandonment of the property securing the Class 1 Claim to the holder of such Claim, or (iii) such other treatment as agreed between the Debtor and the holder of the Class 1 Claim. Persons asserting rights to setoff will be permitted to set off such amounts, without further court order, as the Debtor agrees in writing. To the extent the Debtor and any person asserting a right to setoff disagree as to the amount subject to setoff, the Bankruptcy Court shall determine the appropriate setoff amount upon the request of any party.

    4.2  Class 2 Priority Claims.
         -----------------------

         4.2.1 General. Each holder of an Allowed Class 2 Priority Claim shall receive Cash in the amount of such Class 2 Allowed Claim on the Distribution Date, unless the holder shall have agreed to different treatment of such Claim. Each holder of a Disputed Class 2 Priority Claim shall receive Cash in the amount of such Claim that is ultimately Allowed as soon as practical after the date on which the order allowing such Claim becomes a Final Order. Debtor believes that there are no Class 2 Priority Claims other than the Government Allowed Priority Claim and those scheduled as such on its Schedules filed with the Bankruptcy Court.

         4.2.2 Government Allowed Priority Claim. FDIC and OTS have asserted that they have Priority Claims pursuant to (S)(S) 507(a)(9) and 365(o) of the Bankruptcy Code, which the Debtor has disputed. In furtherance of the Settlement Agreement, and to provide for the payment of the minimum amounts referred to therein, FDIC, OTS, FTC, Nu-West and the Debtor, without waiving their arguments as to the validity and/or priority of those Claims, have agreed that the Net Worth Claims of FDIC and OTS shall be combined, fixed and compromised solely for purposes of this Plan, so as to provide FDIC and OTS, jointly, with a minimum Distribution of $11,000,000 as an Allowed Priority Claim (defined collectively as the "Government Allowed Priority Claim"), subject to the FDIC and/or OTS agreeing to distribute, and so distributing, no later than three (3) business days after the Distribution Date from the foregoing sum the amount of $1,360,000 (12.3636%) to FTC and the amount of $190,000 (1.72731%) to Nu-West. In exchange for such agreements, the Debtor has, without waiving its arguments as to the validity and/or priority of the Claims of the FDIC and/or the OTS, agreed to classify the foregoing Claims as the Government Allowed Priority Claim. Notwithstanding the foregoing, FDIC and OTS shall have the right to submit the balance of their Net Worth Claims, in excess of $11,000,000 together with any Unsecured Claims they may have, as part of the Government Allowed Unsecured Claim provided for in
Section 4.3.2 hereinbelow, and subject to the limitations set forth herein.

    4.3 Class 3 Claims of Unsecured Creditors. Claimants holding Allowed Unsecured Claims shall be afforded the following treatment:

         4.3.1 General. Except as set forth in Section 4.3.2 below, each holder of an Allowed Unsecured Claim in Class 3 shall receive as soon as practicable after the Effective Date a pro rata Distribution from the Unsecured Creditors' Fund in the proportion that such Creditor's Allowed Unsecured Claim bears to the total amount of all Allowed Unsecured Claims, until the Unsecured Creditors' Fund is liquidated and the proceeds thereof disbursed.

         4.3.2 Government/FTC/Nu-West Allowed Unsecured Claim.
Pursuant to the Settlement Agreement, FDIC, OTS, FTC and Nu-West have agreed with Debtor that any Distribution received by any of them in excess of the amounts provided in Section 4.2.2. hereinabove will be distributed among FDIC/OTS, FTC and Nu-West in the following percentages:

               FDIC/OTS            85.90909%
               FTC                 12.36360%
               Nu-West              1.72731%

Debtor, FDIC, OTS, FTC and Nu-West agree that for any and all Unsecured Claims of FDIC and OTS, as well as the FTC Claim and Nu-West Claim, they shall collectively be granted an Allowed Unsecured Claim compromised and fixed in the total sum of $750,000 (the "Government/FTC/Nu-West Allowed Unsecured Claim").

          4.3.3. Complete Satisfaction of FTC Claim and Nu-West Claim. The Distributions provided for in Sections 4.2.2 and 4.3.2 hereinabove shall be in complete and total satisfaction of the FTC Claim and the Nu-West Claim, and FTC and Nu-West shall not be entitled to receive any other or further Distributions form Debtor or through FDIC and/or OTS on account of the FTC Claim and/or the Nu-West Claim.

    4.4 Class 4 Interests. Upon the Effective Date, all outstanding (whether issued or treasury) shares of stock of the Debtor outstanding immediately prior to the Effective Date will be canceled.

                                   ARTICLE V
                                   ---------

               IDENTIFICATION OF CLASSES OF CLAIMS AND INTERESTS
                    IMPAIRED AND NOT IMPAIRED BY THIS PLAN

    5.1 Classes Not Impaired By This Plan. Class 1 is not Impaired. Under (S) 1126(f) of the Bankruptcy Code, the holders of Allowed Claims in this class are conclusively presumed to have voted to accept this Plan and, therefore, the votes of such holders will not be solicited and the Disclosure Statement will not be distributed to such holders.

    5.2 Classes of Claims Impaired By This Plan and Whose Holders Are Entitled to Vote. The holders of Claims in Class 2 and Class 3 are Impaired by this Plan, and the holders of these Claims are entitled to vote to accept or reject this Plan.

    5.3 Classes of Interests Impaired, Receiving No Distribution, And Therefore Not Entitled To Vote. Holders of Interests in Class 4 will receive no distribution under this Plan. As such, holders of Class 4 Interests are deemed to have rejected this Plan pursuant to (S) 1126(g) of the Bankruptcy Code and are not entitled to vote.

                                  ARTICLE VI
                                  ----------

                     ACCEPTANCE OR REJECTION OF THIS PLAN;
                  EFFECT OF REJECTION BY ONE OR MORE IMPAIRED
                        CLASSES OF CLAIMS OR INTERESTS

        6.1 Each Impaired Class Entitled to Vote Separately. Each Impaired class of Claims shall be entitled to have the holders of Claims therein vote separately to accept or reject this Plan.

        6.2 Acceptance By a Class of Claims. Consistent with (S) 1126(c) of the Bankruptcy Code, a class of Claims shall have accepted this Plan if this Plan is accepted by at least two-thirds in dollar amount and more than one-half in number of the holders of the Allowed Claims of such class that have timely and properly voted to accept or reject this Plan.

        6.3 Entities Entitled To Vote. The Holders of the Claims in Class 2 and Class 3 are the only Persons entitled to vote on this Plan.

        6.4 Confirmation Notwithstanding Rejection By a Class and Request to Apply (S) 1129(b). The Debtor hereby requests that the Bankruptcy Court confirm this Plan in accordance with subsections (a) and (b) of (S) 1129 of the Bankruptcy Code notwithstanding the rejection or deemed rejection of this Plan by a class of creditors.

                                  ARTICLE VII
                                  -----------

                          IMPLEMENTATION OF THE PLAN

        7.1 Notice. Notice of a bar date for filing claims (the "Bar Date") has been provided pursuant to an order of the Bankruptcy Court.

        7.2 Funds. Cash to effect the Distributions under this Plan will consist of or be generated from the Debtor's liquidation of the Assets.

        7.3 Management of the Reorganized Debtor. The Board of Directors of the Reorganized Debtor will be formed and constituted on the Effective Date. A sole director will be determined prior to the Confirmation Date. The certificate of incorporation of the Reorganized Debtor will permit the Board of Directors to appoint persons to act as President, Vice President, Treasurer and Secretary of the Reorganized Debtor, with such Assistant Treasurer(s) and Assistant Secretary(ies) as the Board of Directors should appoint. The sole director, and all officers, employees, agents and professional persons employed by him or her on behalf of the Reorganized Debtor, shall be indemnified by the Reorganized Debtor for all acts that any of them must perform or cause to be performed in his or her capacity as director and/or officer, which acts shall include the administration of the Reorganized Debtor's estate and performance of such other services required by the Plan, except that there shall be no indemnification with respect to willful misconduct, gross negligence or fraud.

        7.4 Post-Confirmation Debtor. The certificate of incorporation of the Reorganized Debtor will include a provision prohibiting the issuance of any non-voting equity securities, and will otherwise comply with 11 U.S.C.
(S) 1123(a)(6) and (7) of the Bankruptcy Code. The certificate of incorporation will further provide for the issuance of only one share of stock. This share will be issued to the sole member of the Board of Directors, who will hold such share in trust for the benefit of the holders of Allowed Claims.

        7.5 Retention of Professionals by the Reorganized Debtor. The Reorganized Debtor may retain the services of attorneys, accountants and other agents necessary to assist and advise the Reorganized Debtor in the performance of its duties. The fees and expenses of such professionals and agents shall be paid from the Administrative Claimant's Fund upon the monthly submission of bills to the Reorganized Debtor within ten (10) business days of receipt.

        7.6 Permitted Investments. The Reorganized Debtor shall be permitted, from time to time, to invest all or a portion of the Cash in its possession in securities with a remaining maturity of 397 days or less and which are rated in one of the two highest rating categories by a nationally recognized, statistical rating organization, as that term is defined in Rule 2a-7(a)(10) of the Securities and Exchange Commission's rules, using prudent efforts to enhance the rates of interest without increasing the risk of investment. All interest earned on such Cash shall be held by the Reorganized Debtor and distributed to the Creditor or Creditors entitled thereto in accordance with this Plan.

                                 ARTICLE VIII
                                 ------------
                           ON AND AFTER CONFIRMATION

        8.1  Revesting of Property. On the Effective Date, pursuant to
(S)(S) 1141(b) and (c) of the Bankruptcy Code, the Assets shall automatically vest in the Reorganized Debtor, free and clear of all claims, liens, charges, interests or other encumbrances.

        8.2 Revesting of Causes of Action. On the Effective Date, all Causes of Action (except for those Causes of Action that are released under this Plan) shall automatically be retained and preserved and will revest in the Reorganized Debtor.

                                  ARTICLE IX
                                  ----------

                   EXECUTORY CONTRACTS AND UNEXPIRED LEASES

        9.1 If not Assumed, Deemed Rejected. Effective as of the Confirmation Date, each executory contract and unexpired lease that has not been assumed or rejected by the Debtor prior to the Confirmation Date with the approval of the Bankruptcy Court shall be deemed rejected pursuant to (S)(S) 365 and 1123 of the Bankruptcy Code.

                                   ARTICLE X
                                   ---------

            OBJECTIONS TO CLAIMS AND ADMINISTRATIVE CLAIMS BAR DATE

        10.1 Late Filed Claims and Rejection Claims. Any Claim not deemed filed pursuant to (S) 1111(a) of the Bankruptcy Code or filed on or before the earlier of the Confirmation Date or the time fixed by the Bankruptcy Court for filing such Claims will not be Allowed; provided, however, that each entity that is a party to an executory contract or unexpired lease rejected pursuant to the Plan (and only such entities) shall be entitled to file a proof of claim for damages alleged to have been suffered due to such rejection not later than thirty (30) days after the Conformation Date. Any Claim arising from the rejection of any executory contract or unexpired lease not filed with the Court within the time period provided in the immediately preceding sentence shall be deemed discharged and no distribution may be made under the Plan on account of such Claim.

        10.2 Objections to Claims. Other than any Claim deemed Allowed pursuant to Sections 4.2.2 and 4.3.2 of this Plan, Debtor, the Reorganized Debtor, or any Party in Interest may object to and contest the allowance (including, without limitation, seeking estimation) of any Claims filed with the Bankruptcy Court. Ojbections to Claims shall be filed with the Clerk of the Bankruptcy Court and served upon each holder of a

Claim to which objection is made within ninety (90) days after the Effective Date or as otherwise provided by any Final Order entered by the Bankruptcy Court.

        10.3 Administrative Claims Bar Date. Any entity that believes it holds a Claim entitled to administrative priority under Bankruptcy Code (S) 503 or
(S) 507 that was incurred during the period from the Petition Date through the Confirmation Date shall file, not later than thirty (30) days after the Confirmation Date, proof of such Claim. If such a filing is not timely made, such claimant will be forever barred and enjoined from asserting, recovering or otherwise seeking payment on, such Claim.

                                  ARTICLE XI
                                  ----------

                                 DISTRIBUTIONS

        11.1 Distributions. The Reorganized Debtor shall distribute the cash from the Unsecured Creditors' Fund in accordance with Article IV hereof. Distributions to holders of Administrative, Priority and Tax Claims shall also be made in accordance with the terms hereof.

        11.2 Method of Payments and Unclaimed Distributions. Any payments required to be made hereunder shall be made by check and sent to the proposed recipient of such payment at the address set out in the Debtor's books and records, unless such claimant (i) filed a proof of Claim setting forth a different address, or (ii) notifies, in writing, the Reorganized Debtor that payments should be mailed to a different address. The Reorganized Debtor shall not have any obligation to search for the current addresses of Claimants whose distributions are returned. Any distribution undeliverable after consideration of such address sources shall be forever waived and the amount of such distribution shall be returned to the Reorganized Debtor to be distributed in accordance with the provisions of this Plan. If a payment is to be made by the transfer of non-cash property, such property will be transferred by such documentation as is necessary to effect the transfer.

        11.3 Rounding. Whenever any payment of a fraction of a cent in Cash would otherwise be called for, the action payment shall reflect a rounding of such fraction to the nearest whole cent (rounding down in cash of fractions of
 .5 or less).

        11.4 Withholding Taxes. The Reorganized Debtor may deduct any federal or state withholding taxes from any payments made with respect to Allowed Claims hereunder, as appropriate, and shall comply with (S) 346 of the Bankruptcy Code.

        11.5 Dissolution of the Reorganized Debtor. The Reorganized Debtor shall be dissolved by taking any action necessary of appropriate under applicable law, as soon as practical after the entry of an order closing the Chapter 11 Case.

        11.6 Disputed Contingent and Unliquidated Claims. Except as otherwise set forth herein, no Distribution shall be made under the Plan to the holder of any Disputed Claim, or any contingent or unliquidated Claim.

        11.7 Claim Checks Not Negotiated. Any Distribution checks that have not been negotiated within ninety (90) days of issuance shall be canceled. In the event that a check issued on account of a Claim is not negotiated within 90 days of issuance and is, therefore, canceled, any right to a distribution on account of such a Claim shall be forever waived and the amount of such Distribution shall be returned to the maker of such Distribution check to be distributed pursuant to the provisions of this Plan.

        11.8 Full and Final Satisfaction. Except as otherwise provided hereunder, the payments and distributions contemplated by this Plan shall be in full and final satisfaction, settlement, release and discharge of all Claims and Interests.

        11.9 De Minimus Distributions. Notwithstanding any other provision of this Plan, no distribution of less than $10.00 shall be made on account of any Claim.

                                  ARTICLE XII
                                  -----------

                            RELEASES AND COVENANTS

        12.1  Releases and Covenants Running to Debtor.
              -----------------------------------------

                12.1.1 Release of the Debtor by FDIC. FDIC, for itself and its successors and assigns, hereby releases and discharges the Debtor, and Clarence Mayer, Paul N. Schwartz and James R. Whatley (jointly and severally, the "Released Directors") in their capacities as the Debtor's directors and/or officers, and their successors and assigns, from any and all claims, demands and causes of action, for monetary or non-monetary relief, direct or indirect, in law or in equity, belonging to the FDIC that arise out of or relate in any way to the Debtor's or the Released Directors' relationship with USAT (or its subsidiaries) or the Released Directors' activities at the Debtor, USAT or their respective subsidiaries, except for those matters set forth in Section 12.3, which expressly are not released or discharged.

                12.1.2 Disposition of Contemplated OTS Proceedings and Covenant Not to Proceed. Effective as of December 13, 1995, OTS and the Debtor entered into a Stipulation and Consent Order to Issuance of Consent Cease and Desist Order for Affirmative Relief and a Consent Cease and Desist Order for Affirmative Relief, copies of which are attached as exhibits to the Disclosure Statement accompanying this Plan

(collectively, the "Stipulation and Order"), that constitute a final disposition of any and all allegations for monetary and non-monetary administrative relief of any kind that could have been brought by the OTS against the Debtor or the Released Directors, arising out of or relating in any way to the Debtor's or the Released Directors' relationship with USAT (or its subsidiaries) or the Released Directors' activities at the Debtor, USAT or their respective subsidiaries. Pursuant to the Stipulation and Order, upon obtaining a final order of the Bankruptcy Court whereby FDIC/OTS at a minimum receive the $9,450,000 settlement amount provided in the Stipulation and Order, all OTS proceedings against the Debtor and the Released Directors are terminated, and OTS covenants and agrees that no further administrative proceedings arising out of the Debtor's or the Released Directors' relationship with USAT or the Released Directors' activities at the Debtor shall be commenced by OTS against UFG or the Released Directors.

                12.1.3 Release of the Debtor by FTC. FTC, not in its corporate capacity but solely as Indenture Trustee under that certain Indenture dated as of June 1, 1978, as amended and supplemented, on behalf of the holders of the Debtor's 9% Secured Sinking Fund Debentures and the respective successors and assigns of the foregoing, releases and discharges the Debtor, its successors and assigns, as well as its past and present officers, director and employees, from any and all claims, demands, obligations, damages, actions and causes of action, for monetary or non-monetary relief, direct or indirect, in law or in equity, belonging to FTC as Indenture Trustee, or to the holders of the Debtor's 9% Secured Sinking Fund Debentures.

                12.1.4 Release of the Debtor by Nu-West. Nu-West, for itself and its successors and assigns, hereby releases and discharges the Debtor, its successors and assigns, and its past and present officers, directors and employees, from any and all claims, demands, obligations, damages, actions and causes of action, for monetary or non-monetary relief, direct or indirect, in law or in equity, belonging to Nu-West.

                12.1.5 Release of the Debtor by the Holders of Administrative and Tax Claims. In consideration of the property to be distributed hereunder to holders of Administrative Claims and Tax Claims, each such claimant and holder of such Claim (jointly and severally, the "Releasors") hereby releases the Debtor, and each of the Debtor's current and former officers, directors, employees, agents, advisors, Professional Persons and representatives (jointly and severally, the "Released Parties"), and the Released Parties hereby are deemed to have released the Releasors (except as otherwise provided in this Plan or in any amendment to this Plan), from any and all claims, obligations, rights, Causes of Action, and liabilities (other than the Debtor's obligations under this Plan), whether known or unknown, foreseen or unforeseen, now existing or hereafter arising, and based in whole or in part upon any act, omission, misfeasance of malfeasance or other occurrence taking place on or prior to the Effective Date, in any way relating to the Debtor, the Reorganized Debtor, the Chapter 11 Case, or the Plan (jointly and severally the "Released Claims"), and such Distribution will be deemed to be in full and final satisfaction, settlement and release of and will effect a waiver of the Released Claims against such Persons.

                12.1.6 Other Releases of the Debtor. With respect to each holder of a Claim or Interest who is not otherwise specifically provided for in another section of this Article 12 and (a) who has accepted the Plan, (b) whose Claim or Interest is in a Class that has accepted the Plan, as determined in accordance with (S)(S) 1126(c) and (d) of the

Bankruptcy Code, respectively, or that is deemed to have accepted the Plan in accordance with (S) 1126(f) of the Bankruptcy Code, or (c) who is entitled to receive a Distribution of property pursuant to the Plan, shall be deemed, by virtue of such holder's acceptance of the Plan, acceptance of the Plan by such holder's Class, or such holder's receipt of a Distribution of property or acceptance of rights granted under the Plan, to have unconditionally waived, discharged and released all rights, claims, and causes of action which such holder had or might have had against the Debtor, and the Debtor's current and former officers, directors, employees, agents, advisors, Professional Persons and representatives, in respect of the Debtor and its business affairs prior to the Effective Date; provided, however, that such waiver, discharge and release shall not apply to any oral or written contractual rights against non-Debtor third parties on guarantees and letters of credit, whether or not such non-Debtor third parties hold Claims against or Interests in the Debtor.

        12.2  Release of Others by the Debtor.
              --------------------------------

              12.2.1 Release of FDIC and OTS by the Debtor. The Debtor, on behalf of itself, the Released Directors and its successors and assigns, hereby releases and discharges FDIC, OTS, and their respective predecessors, successors and assigns, from any and all claims, demands, obligations, damages, actions and causes of action, for monetary or non-monetary relief, direct or indirect, in law or in equity, belonging to the Debtor or the Released Directors.

              12.2.2 Release of Other Parties by the Debtor. The Debtor, on behalf of itself and its successors and assigns, hereby releases and discharges FTC as Indenture Trustee under than certain indenture dated as of June 1, 1978, as amended and supplemented, the holders of the Debtor's 9% Secured Sinking Fund Debentures, Nu-West, and their respective successors and assigns, from any and all claims, demands, obligations, damages, actions and causes of action, for monetary or non-monetary relief, direct or indirect, in law or in equity, belonging to the Debtor.

              12.2.3 Release of Directors and Officers by the Debtor. The Debtor, on its own behalf, and on behalf of all the Debtor's stockholders derivatively, hereby waives, releases and discharges all current and former directors, officers, employees, agents, advisors, Professional Persons and representatives of the Debtor and all persons who were directors, officers, employees, agents, advisors, Professional Persons and representatives of the Debtor or its affiliates (jointly and severally, the "Releasees"), from all liability based upon any act or omission related to past service with or for or on behalf of the Debtor or its affiliates. The immediately preceding sentence shall not, however, apply to any indebtedness of any Person to the Debtor for money borrowed by such Person.

        12.3  Express Reservations from Releases and Covenants by FDIC and OTS.
              -----------------------------------------------------------------

              12.3.1 FDIC Reservations. Notwithstanding any other provision herein, the FDIC is deemed to have preserved, and is not deemed to have released, any Claims that are not expressly released in Section 12.1, including, without limitation:

                      (i) Any Claim by the FDIC against any person or entity not expressly released by the FDIC herein, including, but not limited to, Charles E. Hurwitz, any of the Debtor's present or former directors or officers (except the Released Directors), Federated Development Co., MCO Holdings, Inc., Maxxam, Inc. and any and all of the Debtor's present or former affiliates, provided, however, that the following subsidiaries of the Debtor--PLC Stockholdings, Inc., Group Investors Trust Company, PennCorp Financial, Inc., and Southwestern Group Agency, Inc. will enter into separate release agreements with FDIC/OTS in exchange for a transfer of all of their assets to Debtor for Distribution pursuant to this
Plan:

                      (ii) Any Claim against UFG or any other person or entity as the maker, endorser or guarantor of any promissory note payable or owed to the FDIC (other than in its capacity with respect to USAT or the Debtor), financial institutions other than USAT, or any other person or entity, including, but not limited to, any such Claims by the FDIC as successor-in-interest to said other financial institutions or other persons or entities; or

                      (iii) Any Claim which could be brought against UFG or any other Person or entity by any government entity other than FDIC, including but not limited to, the United States Government through either the Department of Justice or the United States Attorney's Office for any federal judicial district, and in addition, FDIC specifically reserves the right to seek court-ordered restitution pursuant to the relevant provisions of the Victim and Witness Protection Act, 18 U.S.C. (S) 3663, et seq., if appropriate.

              12.3.2 OTS Reservations. Notwithstanding any other provision in this Agreement, or the OTS Settlements (as defined in the Disclosure Statement), OTS does not dispose of, discharge, compromise, settle, release, or in any way limit (a) its ability to assert, in administrative or other proceedings, claims for monetary or non-monetary relief of any kind that OTS has or may have against any person or entity other than UFG or the Released Directors; or (b) the ability of any government entity, other than the OTS, to bring an action of any kind whatsoever against UFG, the Released Directors, or any other person or entity.

                                 ARTICLE XIII
                                 ------------

                             MODIFICATIONS OF PLAN

        13.1 Modifications. This Plan may be amended or modified at any time prior to the Confirmation Date, provided such amendment or modification is not inconsistent with the provisions of the Settlement Agreement. After the Confirmation Date, the Reorganized Debtor may affect the interests of Creditors, Interest holders or other Parties In Interest, remedy any defects or omissions, or reconcile any inconsistencies in this Plan or in the Confirmation Order in such manner as may be necessary to carry out the purposes and intent of the Settlement Agreement on this Plan, subject to the prior written approval of FDIC and OTS and approved by the Bankruptcy Court.

                                  ARTICLE XIV
                                  -----------

                      CONDITIONS TO EFFECTIVENESS OF PLAN

        14.1 Conditions to Effectiveness of Plan. Unless waived by the FDIC, as conditions precedent to the effectiveness of this Plan:

              14.1.1 Government Allowed Priority Claim. FDIC and OTS shall jointly receive, by April 30, 1997, a Distribution on their Government Allowed Priority Claim that is sufficient to pay out the following minimum amounts:
$9,450,000 to the FDIC/OTS jointly; $1,360,000 to FTC; and $190,000 to Nu-West.

              14.1.2 Government/FTC/Nu-West Allowed Unsecured Claim. A Government/FTC/Nu-West Allowed Unsecured Claim of $750,000 shall be contained in this Plan, out of which FDIC and OTS will retain 85.90909% of the payments on such claim and distribute 12.3636% to FTC and 1.72731% to Nu-West, as provided in Article IV hereof.

              14.1.3 Tax Provisions. The tax provisions set forth in Article XVI hereinbelow shall be contained in this Plan.

              14.1.4 Release Provisions. The release provisions set forth in
Article XII hereinabove shall be contained in this Plan.

                                  ARTICLE XV
                                  ----------

                           RETENTION OF JURISDICTION

        15.1 Matters for Which Jurisdiction Retained. The Bankruptcy Court shall retain jurisdiction over the Chapter 11 Case, pursuant to and for the purposes of (S)(S) 105(a) and 1127 of the Bankruptcy Code, and all matters arising out of or relating to the Chapter 11 Case, including for the following purposes:

              15.1.1 Claims. To take any action and adjudicate any controversy with respect to the classification, allowance or disallowance of Claims, including determination of any and all objections to the allowance of Claims;

              15.1.2 Compensation and Expenses. To determine applications for allowances of compensation and reimbursement of expenses that were for services performed prior to the Confirmation Date;

              15.1.3 Assumption and Rejection of Executory Contracts and Unexpired Leases. To determine applications for assumption or rejection of executory contracts and unexpired leases and to determine the amount of damage, if any, suffered by a party to an unexpired lease or executory contract arising out of the rejection thereof and the allowance of any Claim resulting therefrom;

              15.1.4 Enforcement of Plan. To enforce this Plan, to resolve any disputes arising under or in connection with this Plan and to effect payments hereunder or to compel performance in accordance with the provisions hereof;

              15.1.5 Correct Defects. To correct any defect, to cure any omission or to reconcile any inconsistency in this Plan or in the Confirmation Order as may be necessary or advisable to carry out the intent and purposes of this Plan;

              15.1.6 Contested Matters. To determine all applications, motions, adversary proceedings and contested matters initiated or commenced in this Bankruptcy Court by the Debtor, or by Parties In Interest;

              15.1.7 Claims and Causes of Action. To here and determine and enforce all Claims and Causes of Action that may exist on behalf of the Debtor or the Debtor's Estate to the full extent permitted under 28 U.S.C. (S) 1334 and 28 U.S.C. (S) 157;

              15.1.8 Other Matters. To determine such other matters and for such other purposes as may be provided in the Confirmation Order or otherwise deemed appropriate to accomplish its purposes;

              15.1.9 Abandonment of Property. To permit the Reorganized Debtor to abandon any property of de minimus value to the estate, including any Causes of Action; and

              15.1.10 Final Decree. To enter a final decree closing the Chapter 11 Case.

                                  ARTICLE XVI
                                  -----------

                          MISCELLANEOUS TAX PROVISION

        16.1 UFG Agreements Re Taxes. In addition, the Debtor, on behalf of itself and any and all successors-in-interest, agrees not to claim on any tax return filed with, or utilize in connection with any assessment of tax by, the Internal Revenue Service (i) any net operating loss deductions, under the provisions of Section 172 of the Internal Revenue Code, for net operating losses of UFG or USAT for any tax years through and including December 31, 1988 nor
(ii) any carryovers or carrybacks, under the provisions of Section 1212 of the Internal Revenue Code, for any net capital losses of the Debtor or USAT for any tax years through and including December 31, 1988 (collectively, the "Tax Losses"). Notwithstanding the foregoing, the Debtor shall be allowed to utilize these Tax Losses only to offset the Debtor's income attributable to its tax years ending on or before December 31, 1997, provided that there is no material increase in the amount of and nature of the Debtor's assets and liabilities from those reflected in its report on S.E.C. Form 10-Q for the quarter ended September 30, 1995 and provided further that there is no material change in the amount and nature of the business conducted by the Debtor (including, but not limited to, any business conducted through subsidiaries, partnerships or joint ventures), in the Debtor's corporate structure and/or in the Debtor's ownership other than as contemplated herein. The intent of this section is to extinguish any and all tax deductions and benefits arising out of the Tax Losses of UFG and USAT except in the limited circumstances set forth in this Plan.

                                 ARTICLE XVII
                                 ------------

                              GENERAL PROVISIONS

        17.1 Payment of Statutory Fees. All fees payable pursuant to 28 U.S.C. (S) 1930 shall be paid after the Effective Date from the assets of the estate.

        17.2 Headings. The headings in this Plan are for convenience of reference only and shall not limit or otherwise affect the meaning of the terms herein.

        17.3 Article and Section References. Unless otherwise specified, all references in this Plan to Sections and Articles are to Sections and Articles of this Plan.

        17.4 Severability. Should any provision in this Plan be determined to be unenforceable following the Effective Date, such determination shall in no way limit or affect the enforceability of any and all other provisions of this Plan.

        17.5 Revocation or Withdrawal. UFG reserves the right to revoke and withdraw this Plan prior to the Confirmation Date in a manner not inconsistent with the Settlement Agreement. If UFG revokes or withdraws this Plan, then this Plan shall be deemed null and void as to the Debtor and nothing contained herein shall be deemed to constitute a waiver or release of any claims by or against the Debtor or any other Person or to prejudice in any manner the rights of UFG or any Person in any further proceedings involving UFG.

        17.6 Claims Incurred After the Confirmation Date. Claims incurred after the date and time of entry of the Confirmation Order shall not be subject to application or proof of claim and may be paid by UFG in the ordinary course of business and without further Bankruptcy Court approval.

        17.7 Limitation of Liability. Except as otherwise specifically set forth herein, neither the Debtor, nor any of its respective officers, directors, employees, agents, advisors, Professional Persons and representatives, shall have or incur any liability to any Person or entity for any action taken or omitted to be taken in connection with or related to the formulation, preparation, dissemination, implementation, confirmation, or consummation of this Plan, the Disclosure Statement, or any contract, release, or other agreement or document created or entered into, or any other action taken or omitted to be taken, in connection with this Plan; provided, however, that the provision of this Section shall have no effect on the liability of any Person or entity that would otherwise result from any action or omission to the extent that such action or omission is determined in a Final Order of a court of competent jurisdiction to have constituted negligence or willful misconduct.

        17.8 Governing Law. Except to the extent that the Bankruptcy Code or other federal law is applicable, the rights, duties and obligations arising under this Plan shall be governed by and construed and enforced in accordance with the laws of the State of Delaware.

        17.9 Successors and Assigns. The rights, duties and obligations of any Person named or referred to in this Plan shall be binding upon, and shall inure to the benefit of, the successors and assigns of such Person.

        17.10 Notices. Any notice required or permitted under this Plan shall be in writing and served by (a) certified mail, return receipt requested, postage prepaid, (b) hand delivery, or (c) reputable overnight delivery service, postage prepaid, addressed to the following parties:

                        United Financial Group, Inc.
                        5847 San Felipe, Suite 2600
                        Houston, TX  77057
                        Attn: Paul Schwartz;

                        With a copy to:

                        Richard Alexander, Esquire
                        Arnold & Porter
                        Thurman Arnold Building
                        555 12th Street, N.W.
                        Washington, D.C.  20004-1202; and

                        Thomas L. Ambro, Esquire
                        Richards, Layton & Finger
                        One Rodney Square
                        P. O. Box 551
                        Wilmington, DE  19899.

        All such notices shall be deemed to be delivered when received.

        Dated: January 14, 1997

                                UNITED FINANCIAL GROUP, INC.

                                By: /s/ PAUL SCHWARTZ
                                   --------------------------------
                                        President